UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 9, 2013

G-III APPAREL GROUP, LTD.

(Exact name of registrant as specified in its charter)

Delaware	0-18183	41-1590959
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

512 Seventh Avenue New York, New York		10018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 403-0500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 9, 2013, G-III Apparel Group, Ltd. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Wayne S. Miller, the Company’s Chief Operating Officer. The term of the Employment Agreement extends through January 31, 2016, with the term being extended by one year unless either party gives written notice to the other at least eighteen months prior to the end of the then term that it is not to be extended. Mr. Miller will continue to serve as the Company’s Chief Operating Officer, will receive an annual salary of $500,000, plus such bonus, if any, as shall be awarded by the Company’s Board of Directors or Compensation Committee, and will be entitled to participate in the Company’s benefit plans and arrangements for senior executive personnel. If the Employment Agreement is terminated by the Company without “justifiable cause” (as defined in the Employment Agreement) or by Mr. Miller for “good reason” (as defined in the Employment Agreement), Mr. Miller is entitled to receive his compensation and benefits for 18 months from the date his employment terminates, and, in determining compensation for the payment period, shall be deemed to have been granted a bonus of $500,000 per year, or $750,000 for the 18-month payment period, subject to compliance by Mr. Miller with his non-competition and certain other obligations in the Employment Agreement.

A copy of the Employment Agreement is filed herewith as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement, made as of January 9, 2013, between G-III Apparel Group, Ltd. and Wayne S. Miller.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2013	G-III APPAREL GROUP, LTD.

	By:	/s/ Neal S. Nackman
	Name:	Neal S. Nackman
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Employment Agreement, made as of January 9, 2013, between G-III Apparel Group, Ltd. and Wayne S. Miller.